Exhibit 99.1
Rochester Medical Reports First Quarter Results
Stewartville, MN January 26, 2010
Rochester Medical Corporation (NASDAQ:ROCM) today announced operating results for its first quarter ended December 31, 2009.
The Company reported record sales of $10,232,000 for the current quarter compared to $8,436,000 for the first quarter of last year. It also reported net loss of $169,000 or ($.01) per diluted share compared to net income of $54,000 or $.00 per diluted share for the first quarter of last year.
The approximate 21% increase in sales (20% on a constant currency basis) resulted from a 21% increase in Rochester Medical Branded Sales (19% on a constant currency basis), and a 22% increase in Private Label Sales (22% on a constant currency basis). Constant currency basis assumes current exchange rates for all periods in order to exclude the impact of foreign exchange variations. In the first quarter of 2010 the U.S. dollar was somewhat weaker versus the pound sterling thus having a small positive effect on Rochester Medical Branded Sales levels in translated U.S. dollars given the significant volume of branded sales in the United Kingdom.
Net income adjusted for certain non-recurring unusual items and certain recurring non-cash expenses, or “Non-GAAP Net Income” for the current quarter was $148,000 or $.01 per diluted share compared to Non-GAAP Net Income of $358,000 or $.03 per diluted share for the first quarter of last year. The decrease for the current quarter is primarily attributable to increased investment in sales and marketing.
Commenting on today’s announcement Rochester Medical CEO and President Anthony J. Conway said, “We had a very solid quarter. The overall sales growth is strong, and I am particularly pleased that combined sales of Rochester Medical Branded products in the U.S. and U.K. markets grew at a 25% pace, and combined Intermittent Catheter sales in this market increased 61% over last year. These are the two markets in which we have our own direct sales force. Also noteworthy is the fact that U.S. Foley catheter sales for the first quarter increased 73% over the first quarter of last year. The new StrataSI™ and StrataNF™ Foley Catheters are being very well received for their latex-free comfort and anti-infection properties.”
He added “We have just rolled out our FemSoft® Insert Introduction in the U.K., and we will be launching significant Direct to Consumer FemSoft pilot programs in North Carolina and Southern Florida in February. This campaign will include television and print advertising and clinician based education efforts sponsored both by Rochester Medical and Homecare Distributors/Providers. In addition to our other sales and marketing activities we are investing significantly in the FEMSOFT opportunity while maintaining our solid cash position.”

Conway concluded, “We are off to a good start for fiscal 2010, and we expect to have a good year.”
Rochester Medical has provided Non-GAAP Net Income in addition to earnings calculated in accordance with generally accepted accounting principles (GAAP) because management believes Non-GAAP Net Income provides a more consistent basis for comparisons that are not influenced by certain charges and non-cash expenses and are therefore helpful in understanding Rochester Medical’s underlying operating results. Similarly, constant currency represents reported sales with the cost/benefit of currency movements removed. Management uses the measure to understand the growth of the business on a constant dollar basis, as fluctuations in exchange rates can distort the underlying growth of the business both positively and negatively. While we recognize that foreign exchange volatility is a reality for a global company, we routinely review our company performance on a constant dollar basis, and we believe this also allows our shareholders to understand better our Company’s growth trends.
Non-GAAP Net Income and constant currency are not measures of financial performance under GAAP, and should not be considered an alternative to net income or any other measure of performance or liquidity under GAAP. Non-GAAP Net Income and constant currency are not comparable to information provided by other companies. Non-GAAP Net Income and constant currency have limitations as analytical tools and should not be considered in isolation or as a substitution for analysis of our results as reported under GAAP. Reconciliations of Net Income and Non-GAAP Net Income, and reconciliations of sales under GAAP and sales on a constant currency basis, are presented at the end of this press release.
This press release contains “forward-looking statements” that are based on currently available information, operating plans and management’s expectations about future events and trends. They inherently involve risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements, including the uncertainty of estimated revenues and profits, the uncertainty of current domestic and international economic conditions that could adversely affect the level of demand for the Company’s products and increased volatility in foreign exchange rates, the uncertainty of market acceptance of new product introductions, the uncertainty of gaining new strategic relationships or locating and capitalizing on strategic opportunities, the uncertainty of timing of private label sales revenues (particularly international customers), FDA and other regulatory review and response times, and other risk factors listed from time to time in the Company’s SEC reports and filings, including, without limitation, the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended September 30, 2009 and reports on Forms 10-Q and 8-K. Readers are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

The Company will hold a quarterly conference call to discuss its earnings report. The call will begin at 3:30 p.m. central time (4:30 p.m. eastern time).
This call is being webcast by Thomson/CCBN and can be accessed at Rochester Medical’s website at www.rocm.com. To listen live to the conference call via telephone, call:

Domestic:	888.680.0890
International:	617.213.4857
Pass code:	42439180
Pre Registration:
https://www.theconferencingservice.com/prereg/key.process?key=PQHYHBLEU
Replay will be available for seven days at www.rocm.com or via telephone at:

Domestic:	888-286-8010
International:	617-801-6888
Pass code:	11347827
Individual investors can listen to the call at www.fulldisclosure.com, Thomson/CCBN’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson’s password-protected event management site, StreetEvents (www.streetevents.com).
Rochester Medical Corporation develops, manufactures, and markets disposable medical catheters and devices for urological and continence care applications. The Company markets under its own Rochester Medical® brand and under existing private label arrangements.
For further information, please contact Anthony J. Conway, President and Chief Executive Officer or David A. Jonas, Chief Financial Officer of Rochester Medical Corporation at (507) 533-9600. More information about Rochester Medical is available on its website at http://www.rocm.com.

ROCHESTER MEDICAL CORPORATION
Reconciliation of Reported GAAP Net Income to Non-GAAP Net Income
For the Three months ended
December 31, 2009

	(unaudited)
	Three months ended
	December 31,
	2009	2008

GAAP Net Income (Loss) as Reported	$(169,000)	$54,000

Diluted EPS as Reported	$(0.01)	$0.00

Adjustments for recurring non-cash expenses:
Intangible Amortization (1)	129,000	129,000
ASC 718 Compensation Expense (2)	188,000	175,000

Subtotal	317,000	304,000

Non-GAAP Net Income	$148,000	$358,000

Non-GAAP Diluted EPS	$0.01	$0.03

Weighted Average Shares — Diluted	12,669,675	12,697,645

(1)
Amortization of the intangibles acquired in June 2006 asset acquisition from Coloplast AS and Mentor Corporation. Management believes these assets are appreciating. This adjustment adds back amortization expense for the three months ended December 31, 2009 and 2008 related to certain intangibles. The gross amount of amortization is $163,000 per quarter after taxes of $34,000 for a net amount of $129,000.

(2)
Compensation expense mandated by ASC 718. This adjustment adds back the compensation expense recorded when stock options are granted to employees and directors for the three months ended December 31, 2009 and 2008. The gross amount of compensation expense for the three months ended December 31, 2009 and 2008 is $285,000 net of taxes of $97,000 and $90,000 for net amounts of $188,000 and $175,000 respectively.

Rochester Medical Corporation
Press Release — F10 First Quarter
Condensed Balance Sheets

	(unaudited)
	December 31,	September 30,
	2009	2009

Assets

Current Assets
Cash and equivalents	$5,816,151	$6,365,584
Marketable securities	30,455,507	29,896,740
Accounts receivable	6,517,646	6,418,656
Inventories	9,253,262	9,710,234
Prepaid expenses and other assets	1,472,710	1,076,183
Deferred income tax asset	1,140,375	1,153,964

Total current assets	54,655,651	54,621,361

Property and equipment, net	9,783,381	9,683,808
Deferred income tax asset	839,936	768,874
Patents, net	227,092	224,815
Intangible assets, net	5,874,847	6,017,944
Goodwill	4,691,458	4,648,165

Total Assets	$76,072,365	$75,964,967

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$1,699,206	$1,755,472
Accrued expenses	1,101,571	1,527,352
Short-term debt	3,066,201	2,786,622

Total current liabilities	5,866,978	6,069,446

Long-term liabilities
Other long term liabilities	62,424	55,889
Long-term debt	1,040,156	1,019,735

Total long term liabilities	1,102,580	1,075,624

Stockholders’ equity	69,102,807	68,819,897

Total Liabilities and Stockholder Equity	$76,072,365	$75,964,967

Rochester Medical Corporation
Press Release — F10 First Quarter
Summary Statements Of Operations

	(unaudited)
	Three months ended
	December 31,
	2009	2008

Sales	$10,231,812	$8,436,084

Cost of sales	5,618,704	4,511,171

Gross profit	4,613,108	3,924,913
Gross profit %	45.1%	46.5%

Costs and expense:
Marketing and selling	2,777,317	2,566,262
Research and development	443,028	317,660
General and administrative	1,690,747	1,365,757

Total operating expenses	4,911,092	4,249,679

Loss from operations	(297,984)	(324,766)

Other income (expense)
Interest income	29,009	167,272
Interest expense	(41,118)	(83,774)
Other income	—	200,442

Net loss before income taxes	(310,093)	(40,826)

Income tax benefit	(140,935)	(94,451)

Net income (loss)	$(169,158)	$53,625

Earnings (loss) per common share — Basic	$(0.01)	$0.00

Earnings (loss) per common share — Diluted	$(0.01)	$0.00

Weighted Average Shares:
Basic	12,191,590	11,980,875

Weighted Average Shares:
Diluted	12,191,590	12,697,645